Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-147589, 333-145561, 333-145133 and 333-132613 on Form S-3 and Registration Statement Nos. 333-130861, 333-130865 and 333-130860 on Form S-8 of our report dated March 14, 2008, relating to the consolidated financial statements of Epicept Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the Company’s ability to continue as a going concern as discussed in Note 1 to the consolidated financial statements, and (2) the Company’s change in method of accounting for stock-based compensation effective January 1, 2006 as discussed in Note 2 to the consolidated financial statements), appearing in this Annual Report on Form 10-K of EpiCept Corporation for the year ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey
March 14, 2008